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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Patni Computer Systems Limited
Akruti Softech Park
MIDC Cross Road No 21
Andheri (East)
Mumbai 400093
INDIA

We consent to the use of our report dated January 31, 2005 except as to note 3, which is as of November 1, 2005, with respect to the consolidated balance sheets of Patni Computer Systems Limited as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG

Mumbai, India
November 16, 2005

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm